                                   EXHIBIT 12

                            STATE STREET CORPORATION

                       Ratio of Earnings to Fixed Charges

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
                         Three months
                            ended            Year Ended December 31,
                          March 31,   ------------------------------------------
(Dollars in millions)        2001      2000     1999     1998     1997     1996
---------------------------------------------------------------------------------
(A) Excluding interest
 on deposits:
Earnings:
 Income before income
  taxes................     $ 184     $   914  $   974  $   662  $   568  $  453
 Fixed charges.........       335       1,360      954      856      613     477
                            -----     -------  -------  -------  -------  ------
 Earnings as adjusted..     $ 519     $ 2,274  $ 1,928  $ 1,518  $ 1,181  $  930
                            =====     =======  =======  =======  =======  ======
Income before income
 taxes
 Pretax income from
  continuing operations
  as reported..........     $ 183     $   906  $   968  $   657  $   564  $  447
 Share of pretax income
  (loss) of 50% owned
  subsidiaries not
  included in above....         1           8        6        5        4       6
                            -----     -------  -------  -------  -------  ------
 Net income as
  adjusted.............     $ 184     $   914  $   974  $   662  $   568  $  453
                            =====     =======  =======  =======  =======  ======
Fixed charges:
 Interest on other
  borrowings...........     $ 310     $ 1,268  $   874  $   770  $   548  $  452
 Interest on long-term
  debt including
  amortization of debt
  issue costs..........        23          82       70       66       55      15
 Portion of rents
  representative of the
  interest factor in
  the long term lease..         2          10       10       20       10      10
                            -----     -------  -------  -------  -------  ------
 Fixed charges.........     $ 335     $ 1,360  $   954  $   856  $   613  $  477
                            =====     =======  =======  =======  =======  ======
  Ratio of earnings to
   fixed charges             1.55x       1.67x    2.02x    1.77x    1.93x   1.95x
   (B) Including
    interest on
    deposits:..........
Adjusted earnings from
 (A) above.............     $ 519     $ 2,274  $ 1,928  $ 1,518  $ 1,181  $  930
Add interest on
 deposits..............       275       1,012      712      656      512     425
                            -----     -------  -------  -------  -------  ------
 Earnings as adjusted..     $ 794     $ 3,286  $ 2,640  $ 2,174  $ 1,693  $1,355
                            =====     =======  =======  =======  =======  ======
Fixed charges:
 Fixed charges from (A)
  above................     $ 335     $ 1,360  $   954  $   856  $   613  $  477
 Interst on deposits...       275       1,012      712      656      512     425
                            -----     -------  -------  -------  -------  ------
 Adjusted fixed
  charges..............     $ 610     $ 2,372  $ 1,666  $ 1,512  $ 1,125  $  902
                            =====     =======  =======  =======  =======  ======
  Ratio of adjusted
   earnings to adjusted
   fixed charges.......      1.30x       1.39x    1.58x    1.44x    1.50x   1.50x
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